EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
Tuesday, March 7, 2006		Michael T. Prior, Chief Executive Officer
978-745-8106 x-401
Lougee Consulting Group
Bob Lougee (Media)
508-435-6117

Atlantic Tele-Network Reports Fourth Quarter and 2005 Earnings

Commnet Acquisition Drives Increases in Revenue and Operating Income

Salem, MA (March 7, 2006) — Atlantic Tele-Network, Inc. (“ATN”) (Amex: ANK), a communications services holding company, today reported earnings of $2.9 million, or $0.58 per share, for the quarter ended December 31, 2005, as compared to earnings of $2.0 million, or $0.39 per share, for the quarter ended December 31, 2004, an increase of $0.9 million or 45%.

For the year ended December 31, 2005, earnings were $13.6 million, or $2.73 per share ($2.72 per diluted share), as compared to $12.1 million, or $2.41 per share, for the year ended December 31, 2004, an increase of $1.5 million or 12%.

Excluding the impact of a $2.1 million reserve recorded in the fourth quarter of 2005 described below, earnings for the fourth quarter would have been $5.0 million or $1.01 per share, and $15.7 million or $3.15 per share for the full year 2005.

As was previously announced, the Company completed its acquisition of 95% of Commnet Wireless LLC, a U.S. rural wireless network operator, on September 15, 2005 and acquired 96% of SoVerNet, Inc.,

a Vermont data and telephone services provider in February 2006.  Commnet’s results since the date of acquisition are reflected in the 2005 operating results and were a major factor in the increase in revenue and operating income.  The Commnet acquisition was also accretive to net income for the fourth quarter and the year.  The acquisition of SoVerNet is not recorded as part of the periods being reported today.

During the fourth quarter of 2005, the Company recorded a $2.1 million reserve to non-operating income against its investment in Bridge International Communications, Inc., a managed network services company.  During the fourth quarter of 2004, the Company recorded a $3.4 million impairment charge to non-operating income stemming from the write-down of certain assets at its Choice Communications subsidiary and the curtailment of its Atlantic TeleCenter call center business, offset in part by a non-cash foreign exchange gain of approximately $1 million as a result of the decline in the value of the Guyana dollar in relation to the U.S. dollar.  However, earnings and operating income for the year ended December 31, 2004 were also positively impacted by approximately $1.7 million ($0.6 million in the fourth quarter) of net settlements of past due amounts owed to GT&T by large international carriers.

Wireless Revenue.  Wireless revenue more than tripled during the fourth quarter of 2005 to $11.8 million from $3.7 million.  For the year ended December 31, 2005, wireless revenue increased $11.9 million, or 84%, to $26.0 million from $14.1 million.  A substantial portion of the increase for both the quarter and the year reflects the addition of Commnet.  Commnet generated $7.4 million of wireless revenue during the fourth quarter and contributed a total of $8.9 million to annual wireless revenue from the date of acquisition. Excluding Commnet, the increase in wireless revenue for both the quarter and the year was primarily attributable to an increase in wireless revenue at GT&T generated by the continued growth of its wireless subscriber base.  GT&T’s wireless subscribers increased from 151,000 at December 31, 2004 to 228,000 at the end of 2005.  Over 100,000 of GT&T’s cellular subscribers as of December 31, 2005 are GSM subscribers.

Local Telephone and Data Revenue.  Local telephone and data revenue totaled $7.4 million for the quarter ended December 31, 2005, a 14% increase from revenue of $6.5 million for the quarter ended December 31, 2004.  For the year ended December 31, 2005, local telephone and data revenue increased to $27.9 million from $25.6 million during 2004, an increase of $2.3 million, or 9%.  The increase primarily reflects growth at Choice Communications.  Choice continued to experience strong growth in its wireless broadband subscribers, offset in part by the attrition of its dial-up internet subscriber base. The growth in Choice’s broadband revenue reflects the increased popularity of ClearChoice, its wireless broadband service launched in July 2005.

International Long Distance Revenue.  International long distance revenue was $11.4 million for the quarter ended December 31, 2005, a decline of 7% compared to revenue of $12.2 million for the three months ended December 31, 2004.   For the year ended December 31, 2005, international long distance revenue was $45.4 million as compared to $46.9 million, a decrease of $1.5 million or 3%.  However, revenue for the 2004 fiscal year and fourth quarter included previously disclosed amounts of $1.7 million and $0.6 million, respectively, received as settlement of past due amounts owed to GT&T by several large international carriers.    Excluding those amounts received in settlement for prior periods, international long distance revenue would have been essentially flat for the 2005 periods when compared to 2004 despite the expansion of GT&T’s access lines and cellular subscribers. Management believes that this stems from the negative impact of various forms of bypass and a lower average price per minute on terminated traffic.  In addition to the increase in cellular subscribers noted above, GT&T’s access lines increased to 113,000 from 103,000 as of December 31, 2005 and 2004, respectively, an increase of 10%, as management continued to bring new areas into service.

Operating Expenses.  Operating expenses for the quarter ended December 31, 2005 increased by $6.0 million, or 43%, as compared to the quarter ended December 31, 2004.  For the year ended December 31, 2005, operating expenses increased to $65.3 million from $54.7 million, an increase of $10.6 million or 19.4%.  A substantial portion of the quarterly and annual increases in operating expenses is attributable to the acquisition of Commnet, which increased consolidated operating expenses by $5.5 million and $6.5 million for the quarter and year ended December 31, 2005, respectively.

Termination and access fees, which include long distance expenses and bandwidth and circuit costs, increased to $3.5 million for the fourth quarter of 2005 from $1.2 million for the fourth quarter of 2004.  Of this $3.5 million expense, $3.0 million relates to Commnet.  Outside of Commnet, the reduction in these expenses is due primarily to cost reductions at GT&T and Choice.  For the year ended December 31, 2005, termination and access fees increased to $7.9 million from $5.6 million, largely due to the same factors.  The increases in both the quarterly and annual engineering and operations expenses are primarily the result of increased costs associated with operating a larger network at GT&T, as well as higher cellular license fees and fuel and power costs.

Sales and marketing expenses increased by approximately $0.1 million or 8% for the 2005 quarter and $1.4 million or 27% for the year, primarily reflecting more aggressive marketing and sales initiatives at GT&T, including promotions, dealer incentives and GSM handset subsidies in connection with head-on competition for GSM market share in Guyana.  Both GT&T and its main competitor launched GSM services in the fourth quarter of 2004. Depreciation and amortization expense rose by $1.5 million, or 44%, quarter over quarter and $2.4 million, or 16%, year over year, primarily reflecting the addition of Commnet and, to a lesser extent, increases at GT&T and the parent company as a result of new network assets, particularly wireless equipment and sites, placed into service.

As a result of the factors noted above, the Company’s operating income increased by $2.2 million, or 24%, to $11.3 million for the quarter and $2.5 million, or 7%, to $37.0 million for the year.

Other Income and Expenses.  During 2005, the Company recorded a $2.1 million reserve against its investment in the form of a convertible note in Bridge International Communications, Inc., a VoIP based network service provider. Bridge has had difficulty closing contracts for its primary business line of managed network services. During 2004, the Company recorded a $1.2 million charge relating to the curtailment of its Guyana-based call center business and a $1.6 million impairment charge relating to certain Choice intangible assets.  Interest expense increased during both the quarter and year ending December 31, 2005, primarily as a result of borrowings under the Company’s new credit facility to finance the acquisition of Commnet in September 2005.  Also included in other income are management fees received from Bermuda Digital Communications (BDC); these fees totaled $1.2 million for each of the years ended December 31, 2005 and 2004.  The year ended December 31, 2004 also includes a foreign exchange gain of approximately $1 million as a result of the decline in the value of the Guyana dollar in relation to the U.S. dollar in the first quarter of 2004.

Bermuda Digital Communications.  Equity in the earnings of BDC was $0.6 million for the three months ended December 31, 2005, an increase of 14% over the three months ended December 31, 2004.  Equity in the earnings of BDC also increased by 14% for the full year.  The increase in earnings primarily reflects higher airtime revenues, a 13% increase in subscribers and a similar increase in roaming revenue, offset in part by an increase in operating expense as the organization has expanded to serve a larger subscriber base.  The increased subscriber levels include a number of new data customers using BDC’s EV-DO network to obtain high-speed mobile data services.  The growth in data subscribers and revenue in 2005 was tempered by a regulatory action in the fourth quarter that forced BDC to shut down a wireless data modem service launched earlier in the year.  BDC has appealed this decision.

Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc., said: “Overall, 2005 was a strong year for our primary operating units and for execution of our strategic plan.  We experienced strong growth in operating income and earnings for both the quarter and the year and we were pleased that Commnet was a big part of that growth.  We made great strides strategically with the Commnet acquisition and, in connection with that transaction, we were glad to be able to make better use of our balance sheet and use relatively low cost debt to help grow our revenue and earnings base.   This strategic success was tempered somewhat by the impairment of our investment in Bridge Communications.  But, on the whole, 2005 was a good year for us.  GT&T was able to deliver modest growth in revenue and profits thanks to continued growth in both wireless and wireline subscribers although the growth rate certainly has slowed from previous years.  Commnet had the positive effect on our operating income and earnings that we expected, and we hope to see that impact continue in 2006, joined by our latest acquisition, SoVerNet.  BDC continued its impressive record of subscriber and profit gains in an increasingly competitive marketplace.”

Prior added:  “We also benefited from our decisions in late 2004 to eliminate some of our smaller, under-performing businesses.  In that respect, we made some significant strides in the fourth quarter towards reducing losses at our Choice unit and we are going to work hard to try to continue that trend in 2006.  While we will face some new challenges in 2006, including execution of our growth plans for Commnet and SoVerNet and the potential for increased competition in the wireless markets of Guyana and Bermuda, we think we have the opportunity to continue the trend of the fourth quarter and generate solid growth in revenue and operating income again this year.”

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (AMEX:ANK) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service, as well as the largest cellular service provider; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and International carriers in rural areas throughout the United States; SoVerNet, Inc., which provides wireline voice and data services to businesses and homes across Vermont; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the United States Virgin Islands.  ATN also owns 44% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of cellular voice and data services in Bermuda.

Safe Harbor Statement under the Private Securities Litigation Reform Act:  This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of ATN, management’s plans, strategy for the future and market conditions.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2004, which is on file with the Securities and Exchange Commission, as well as major competitive developments, developments arising in connection with the integration of acquired companies, material changes in the communications industry or regulation or changes in communications technology.  ATN undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Table to Follow

ATLANTIC TELE-NETWORK, INC.

Statements of Operations

For the Three and Twelve Months Ended December 31, 2005 and 2004

(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Wireless	$11,786	$3,672	$25,964	$14,093
International Long Distance	11,449	12,231	45,439	46,861
Local Telephone and Data	7,357	6,498	27,926	25,630
Other Revenue	790	751	2,952	2,581

Total revenue	31,381	23,152	102,281	89,165

Termination and Access Fees	3,535	1,247	7,941	5,599
Internet and Programming	678	558	2,601	2,362
Engineering and Operations	4,262	3,631	15,136	11,755
Sales, Marketing and Customer Services	1,772	1,639	6,457	5,093
General and Administrative	4,844	3,580	15,624	15,150
Depreciation and Amortization	4,886	3,427	17,110	14,730
Non-cash stock based compensation	119	—	420	—

Operating Expenses	20,096	14,082	65,289	54,689

Operating Income	11,285	9,070	36,992	34,476

Interest income (expense), net	(865)	116	(688)	305
Other income/expense	(1,774)	(3,147)	(630)	(1,833)

Other Expense, net	(2,639)	(3,031)	(1,318)	(1,528)

Income Before Taxes	8,646	6,039	35,674	32,948
Income taxes	5,159	3,620	20,801	19,486

Income Before Equity in Earnings of Unconsolidated
Investments and Minority Interests	3,487	2,419	14,873	13,462

Equity in Earnings of Unconsolidated Investments	763	550	3,043	2,569
Minority Interests	(1,354)	(1,017)	(4,318)	(3,914)

Net income	$2,896	$1,952	$13,598	$12,117

Net income per share
Basic	$0.58	$0.39	$2.73	$2.41
Diluted	$0.58	$0.39	$2.72	$2.41

Weighted average common stock outstanding:
Basic	4,974	5,023	4,986	5,025
Diluted	4,992	5,023	4,995	5,025

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